NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

ENHANCED SURRENDER VALUE FOR TERMINAL ILLNESS ENDORSEMENT

General Information Regarding this Endorsement

This Enhanced Surrender Value for Terminal Illness Endorsement (“Endorsement”) is made part of the Contract to which it is attached and is effective on the Date of Issue stated on the Contract Specifications Page. To the extent any provisions contained in this Endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this Endorsement will control the Contract accordingly. Terms not defined in this Endorsement have the meaning given to them in the Contract. This Endorsement ends when the Contract terminates or is Surrendered.

Charge

There is no additional charge for this Endorsement.

Definitions

The following definitions are hereby added to the Contract:

Physician - A physician, as defined in §1861(r)(1) of the Social Security Act. For the purpose of this Endorsement the Physician must be licensed in the United States, and shall not be a party to the Contract nor a member of the immediate family of any party to the Contract.

Terminal Illness - An illness or injury diagnosed by a Physician that is expected to result in death within 12 months.

Benefit Provided under this Endorsement

This Endorsement provides for a one-time, lump sum payment of the Contract Value plus any additional amount necessary to equal the standard Death Benefit or, if elected, an optional enhanced Death Benefit (“Enhanced Surrender Value”), when the Contract Owner/Annuitant or Co-Annuitant has a Terminal Illness, subject to the terms and conditions described herein.

Eligibility and Conditions for Payment

This Endorsement only applies to Contracts that have the same person named as the Contract Owner and the Annuitant since Contract issuance.

If there is a Co-Annuitant named in the Contract, Nationwide will pay the Enhanced Surrender Value if either the Contract Owner/Annuitant or the Co-Annuitant meet the qualifications contained in this Endorsement.

After the first Contract Anniversary, if the Contract Owner/Annuitant, or Co-Annuitant, as applicable, has been diagnosed with a Terminal Illness, the Contract Owner/Annuitant can submit an application for payment of the Enhanced Surrender Value (“Enhanced Surrender Value Payment upon Terminal Illness Application”) associated with the terminally ill Annuitant or Co-Annuitant, as applicable, in a form satisfactory to Nationwide. The Application, or any other form accepted by Nationwide, must include a signed certification from a Physician that the Contract Owner/Annuitant or Co-Annuitant has a Terminal Illness. If the Application for the Enhanced Surrender Value Payment upon Terminal Illness is not supplied within 10 business days of being requested, Nationwide will backdate the Application to the date the Contract Owner originally called in and requested the Application, and will determine the Death Benefit amount from that date.

Denial of Payment

Nationwide will deny the Enhanced Surrender Value if the Application for Enhanced Surrender Value Payment upon Terminal Illness, or any other form accepted by Nationwide, does not include a signed certification from a Physician that the Contract Owner/Annuitant or Co-Annuitant has a Terminal Illness.

Payment Procedures

Nationwide will evaluate the Enhanced Surrender Value Payment upon Terminal Illness Application and if all requirements (certification with signature from a Physician) to receive payment of the Enhanced Surrender Value have been met, the Contract Owner/Annuitant will Surrender the Contract and Nationwide will pay to the Contract Owner/Annuitant the Enhanced Surrender Value without the imposition of any applicable Contingent Deferred Sales Charge. Once the Enhanced Surrender Value Payment upon Terminal Illness Application has been submitted and processed by Nationwide, the decision to Surrender the Contract and receive the Enhanced Surrender Value is irrevocable.

ICC14-VAZZ-0139AO	(Compact - Standard) (9/2014)

The Enhanced Surrender Value will be valued as of the day Nationwide received the Enhanced Surrender Value Payment upon Terminal Illness Application in good order.

Upon the payment of the Enhanced Surrender Value, the Contract terminates.

Executed for Nationwide by:

Secretary	President

ICC14-VAZZ-0132AO	2	(Compact - Standard) (9/2014)